Exhibit 23.4
[Trend Associates Letterhead]
October 8, 2010
Le Gaga Holdings Limited
Unit 1105, The Metropolis Tower
10 Metropolis Drive
Hung Hom, Kowloon
Hong Kong
Ladies and Gentlemen:
     We hereby consent to the use of our name under the captions “Risk Factor,” “Enforceability of Civil Liabilities,” “Business,” “Regulation” and “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Le Gaga Holdings Limited on October 8, 2010, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours, /s/ Trend Associates
Hou Li, for and on behalf of Trend Associates